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SOUTHWEST AIRLINES REPORTS JULY TRAFFIC

DALLAS, TEXAS – August 7, 2012 – Southwest Airlines Co. (NYSE: LUV) today reported July 2012 consolidated traffic results for Southwest Airlines and AirTran.  AirTran became a wholly-owned subsidiary of Southwest Airlines Co. (“the Company”) on May 2, 2011.  For purposes of comparability, year-to-date 2011 traffic results presented in the accompanying table include the combined results of Southwest Airlines and AirTran for periods prior to the acquisition date.
                The Company flew 10.0 billion revenue passenger miles (RPMs) in July 2012, which was comparable to the RPMs flown in July 2011.  Available seat miles (ASMs) increased 0.6 percent to 11.9 billion from 11.8 billion ASMs in July 2011.  The July 2012 load factor was 84.6 percent, compared to 85.1 percent in July 2011.  For July 2012, passenger revenue per ASM (PRASM) is estimated to have increased approximately two percent as compared to July 2011.
For the first seven months of 2012, the Company flew 60.9 billion RPMs, compared to 61.4 billion combined RPMs flown in the same period in 2011, a decrease of 0.8 percent.  The year-to-date 2012 ASMs were 75.7 billion, which was comparable to the combined ASMs for the same period in 2011.  The year-to-date 2012 load factor was 80.5 percent, compared to the combined load factor of 81.1 percent for the same period in 2011.
This release, as well as past news releases about Southwest Airlines Co., is available online at southwest.com.

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SOUTHWEST AIRLINES CO.
PRELIMINARY COMPARATIVE TRAFFIC STATISTICS

	JULY
	2012	2011	CHANGE

Revenue passengers carried	10,215,812	10,119,265	1.0%

Enplaned passengers	12,648,746	12,595,177	0.4%

Revenue passenger miles (000)	10,043,520	10,047,073	-

Available seat miles (000)	11,877,774	11,811,292	0.6%

Load factor	84.6%	85.1%	(0.5	) pts.

Average length of haul	983	993	(1.0)%

Trips flown	123,184	125,428	(1.8)%

	YEAR-TO-DATE
	2012	2011	CHANGE

Revenue passengers carried	64,635,982	64,526,673	0.2%

Enplaned passengers	79,013,319	79,348,661	(0.4)%

Revenue passenger miles (000)	60,934,885	61,408,766	(0.8)%

Available seat miles (000)	75,741,256	75,713,842	-

Load factor	80.5%	81.1%	(0.6	) pts.

Average length of haul	943	952	(0.9)%

Trips flown	809,806	821,686	(1.4)%

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